





2nd Quarter 2008 Earnings Conference Call

July 31, 2008

Commitment to Safety | Operational Efficiency | Teamwork | Family Oriented

Forward-Looking Statements

This presentation may include "forward-looking" statements that are generally identifiable through our use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this presentation, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn on our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Form 10-K on file with the Securities and Exchange Commission.

Presentation Outline

- Summary of 2nd Quarter 2008 Results
- Backlog and Outlook
- Non-GAAP Reconciliations
- Questions and Answers

Summary of Results

- Harsh weather in GoM during April/May
- Current improved activity levels
- International growth
- Strong backlog at 6/30/08

Summary of Results

(all amounts in thousands, except per share amounts and percentages)

	2nd Quarter 2008	2nd Quarter 2007
Revenues	$171,970	$135,258
Gross Profit	47,256	45,565
Margins	**27.5%**	**33.7%**
Net Income	16,901	11,565
Margins	**9.8%**	**8.6%**
Diluted EPS	0.16	0.14
Wtd. Avg. Diluted Shares O/S	104,765	83,801
EBITDA (1)	$48,654	$46,119
Margins	**28.3%**	**34.1%**







(1) See Reconciliation of Non-GAAP Financial Measures on page 11 of this presentation.

Key Statistics

(The following statistics are for owned and operated vessels only)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Effective Utilization (1) -				
Saturation Diving Vessels	92%	90%	80%	94%
Surface Diving Vessels	63%	71%	45%	67%
Construction Barges (2)	39%	98%	30%	97%
Calendar Day Utilization -				
Saturation Diving Vessels	64%	56%	59%	68%
Surface Diving Vessels	61%	68%	43%	65%
Construction Barges (2)	39%	66%	29%	78%







(1) Effective vessel utilization does not include acquired vessels prior to their in-service dates, vessels in drydocking, vessels taken out of service for upgrades or prior to their disposition and vessels jointly owned with a third party.
(2) Only includes 2 legacy Cal Dive barges in 2007 (Brave & Rider)

Backlog Growth



$ 600.0
500.0
400.0
300.0
200.0
100.0
0.0
$ millions
12/31/2007
6/30/2008

International Revenue Growth


2Q 2008
27%
73%
YTD 6/30/2008
38%
62%
2Q 2007
27%
73%
YTD 6/30/2007
23%
77%
International
Domestic

Financial Flexibility

As of June 30, 2008

Net Debt to Book Capitalization (1)


36%
Net Debt

$300M Revolving Credit Facility


94%
Available Capacity
Borrowings
Letters of Credit

(1) Calculated as total debt less cash divided by stockholders' equity plus debt less cash.

Non-GAAP Reconciliations

Reconciliation of Non-GAAP Financial Measures

(all amounts in thousands)

	2nd Quarter 2008	2nd Quarter 2007
EBITDA (unaudited)	**$48,654**	**$46,119**
Less: Depreciation & Amortization	17,675	9,180
Less: Non-Cash Stock Comp. Expense	1,481	797
Less: Interest Expense	5,014	2,419
Less: Non-Cash Equity Loss (Earnings)	-	11,793
Less: Provision for Income Taxes	7,583	10,365
Net Income	**$16,901**	**$11,565**